Exhibit 99.1

NEWS RELEASE HOUSTON and LONDON, July 25, 2014

LyondellBasell Reports Second-Quarter 2014 Results

Second-Quarter 2014 Highlights

•	Record quarterly EBITDA of $1.94 billion

•	Record diluted earnings per share of $2.22; income from continuing operations of $1.17 billion

•	Solid results in all segments, with O&P Americas segment approaching EBITDA of $1 billion

•	Completed initial 10% share repurchase and initiated purchases under second 10% authorization; repurchased approximately 19 million shares during the quarter

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the second quarter 2014 of $2.22 diluted earnings per share, or $1.17 billion. Second quarter 2014 EBITDA was $1.94 billion. The increase from the first quarter 2014 was primarily due to Olefins and Polyolefins – Americas segment results.

Comparisons with the prior quarter and second quarter 2013 are shown below:

Table 1 - Earnings Summary

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars (except share data)	2014	2014	2013	2014	2013
Sales and other operating revenues	$12,117	$11,135	$11,103	$23,252	$21,772
Net income(a)	1,176	944	927	2,120	1,827
Income from continuing operations(b)	1,173	943	923	2,116	1,829
Diluted earnings per share (U.S. dollars):
Net income(c)	2.23	1.72	1.61	3.94	3.16
Income from continuing operations(b)	2.22	1.72	1.60	3.93	3.16
Diluted share count (millions)	527	548	578	537	578
EBITDA(d)	1,941	1,668	1,652	3,609	3,237

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	Please see Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to income from continuing operations.

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“We had record earnings this quarter of $2.22 per share, while our EBITDA approached $2 billion. Importantly, every segment contributed to this achievement. Of particular note was the strength in our Olefins and Polyolefins- Americas segment which generated nearly $1 billion of EBITDA even while we were performing significant scheduled maintenance at our La Porte ethylene site. In addition to the strong quarterly earnings, we repurchased approximately 19 million of our shares during the second quarter, completing the initial 10 percent share repurchase authorization. We also initiated repurchases under the second 10 percent authorization,” said Jim Gallogly, LyondellBasell Chief Executive Officer.

“As encouraging as these results are, we did not fully deliver on our reliability expectations, and the quarterly earnings could have been better. Specifically, we were late in completing our La Porte ethylene turnaround in part due to a mechanical issue with a compressor. Both supplier upsets and mechanical issues impacted our Intermediates and Derivatives business as well. Despite these temporary setbacks, our commitment to Operational Excellence continues to be the foundation of our success,” Gallogly said.

“Industry fundamentals remain strong, and we continue to execute on our investment program. During the third quarter we expect to begin production from the 800 million pound per year La Porte ethylene expansion. This is the first of three ethylene expansions and continues to put us well ahead of new greenfield plants pursued by others in the industry,” Gallogly added.

OUTLOOK

“During the first weeks of the third quarter, industry conditions have been similar to the second quarter environment. U.S. oil, natural gas, and natural gas liquids production remain strong. Together these support margins in our Olefins and Polyolefins – Americas, Intermediates and Derivatives, and Refining segments. However, our results in the next quarter will be negatively impacted by the delayed start-up of our La Porte ethylene plant,” Gallogly noted.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

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Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$898	$656	$872	$1,554	$1,693
EBITDA	978	736	951	1,714	1,849

Three months ended June 30, 2014 versus three months ended March 31, 2014 – The segment achieved record EBITDA results in the second quarter of 2014. EBITDA increased $242 million versus the first quarter 2014. Compared to the prior period, olefins results increased approximately $220 million. The first quarter was negatively impacted by ethylene purchases and inventory build in preparation for the second quarter La Porte plant turnaround. The second quarter was also negatively impacted, but to a lesser extent, by the delayed restart of the La Porte olefin plant and the subsequent purchase of ethylene. This impacted results by approximately $50 million. Olefins benefited in the second quarter from lower NGL costs and improved co-product values. Combined polyolefin results increased by approximately $20 million from the first quarter 2014 driven by higher polyethylene margins. The ethylene to polyethylene price spread increased 2 cents per pound. Joint venture equity income increased by $2 million.

Three months ended June 30, 2014 versus three months ended June 30, 2013 – EBITDA increased $27 million versus the second quarter 2013. Olefins results declined approximately $130 million compared to the prior year period. Olefins sales and production volumes declined. However, margins benefited from lower NGL costs and higher co-product values. The price of ethylene decreased by approximately 2 cents per pound compared to the prior year period. Polyethylene results increased by approximately $150 million as the ethylene to polyethylene price spread improved by 10 cents per pound and sales volumes increased approximately 4 percent versus the prior year period. Polypropylene results increased by approximately $15 million due to slightly higher margins. Joint venture equity income decreased by $2 million.

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Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$190	$225	$189	$415	$282
EBITDA	319	356	295	675	520

Three months ended June 30, 2014 versus three months ended March 31, 2014 – EBITDA decreased $37 million versus the first quarter 2014. Excluding the benefits of a $52 million environmental settlement in the first quarter, EBITDA increased by $15 million. Olefins results increased modestly. Naphtha cost increases and a decline in the price of ethylene of approximately 2 cents per pound were more than offset by increased co-product prices and from cracking more advantaged feedstocks. Approximately 55 percent of our ethylene production was sourced from advantaged raw materials. Combined polyolefin results increased from higher volumes. Combined polypropylene compounds and polybutene-1 results were unchanged. Equity income from joint ventures increased by $9 million from the first quarter 2014.

Three months ended June 30, 2014 versus three months ended June 30, 2013 – EBITDA increased $24 million versus the second quarter 2013. Olefins results declined by approximately $20 million as a result of margins that were lower by approximately 3 cents per pound. This was partially mitigated by higher operating rates and from higher butadiene volumes following a 2013 expansion project. Combined polyolefin results increased primarily as a result of higher polyethylene and polypropylene margins of approximately 1 cent per pound. Polypropylene compounds and polybutene-1 results decreased by approximately $10 million from the prior year period as a result of lower polypropylene compound margins. Equity income from joint ventures increased $32 million from the second quarter 2013.

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Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol), acetyls (acetic acid, vinyl acetate monomer and methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$375	$316	$285	$691	$608
EBITDA	430	375	338	805	711

Three months ended June 30, 2014 versus three months ended March 31, 2014 – EBITDA increased $55 million versus the first quarter 2014. Results for PO and PO derivatives decreased by approximately $20 million. Seasonally lower sales of propylene glycol sold into aircraft deicing were offset by higher sales of propylene oxide. Solvent margins declined. Intermediate chemicals results increased by approximately $10 million as styrene and ethylene glycol volumes improved. Additionally, acetic acid, vinyl acetate, and styrene margins improved but lower margins from methanol and ethylene glycol pricing partially offset the benefit. Oxyfuels results improved by approximately $70 million due to seasonal increases in both volume and margin. Equity income from joint ventures decreased by $4 million.

Three months ended June 30, 2014 versus three months ended June 30, 2013 – EBITDA increased $92 million compared to the second quarter 2013. Results for PO and PO derivatives increased by approximately $25 million primarily due to higher volumes. Intermediate chemicals results were higher by approximately $60 million due to higher methanol and styrene volumes, and higher methanol and vinyl acetate margins. Oxyfuels results increased by approximately $10 million. Equity income from joint ventures decreased by $5 million from the second quarter in 2013.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income (loss)	$95	$86	($16)	$181	($33)
EBITDA	137	129	20	266	40

Three months ended June 30, 2014 versus three months ended March 31, 2014 – EBITDA increased $8 million versus the first quarter 2014. The refinery processed 257,000 barrels per day, up 10,000 barrels per day from the prior quarter. Compared to the prior quarter, the Maya 2-1-1 benchmark crack spread declined by $1.25 per barrel, averaging $27.01 per barrel. The corresponding Houston refinery spread was relatively unchanged. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards was relatively unchanged versus the first quarter 2014.

Three months ended June 30, 2014 versus three months ended June 30, 2013 – EBITDA increased $117 million versus the second quarter 2013. The refinery processed 257,000 barrels per day, down 8,000 barrels per day from the prior year period. Compared to the second quarter 2013, the Maya 2-1-1 benchmark spread increased $5.43 per barrel, and we benefited from improved yields and higher margins on secondary products. The cost of RINs decreased by approximately $20 million compared to the same quarter last year.

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Technology – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Millions of U.S. dollars	2014	2014	2013	2014	2013
Operating income	$56	$60	$39	$116	$89
EBITDA	71	76	59	147	125

Three months ended June 30, 2014 versus three months ended March 31, 2014 – EBITDA decreased by $5 million.

Three months ended June 30, 2014 versus three months ended June 30, 2013 – EBITDA increased by $12 million from higher catalyst and licensing results.

Capital spending and cash balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $415 million in the second quarter 2014. Our cash and short-term securities balance was $3.5 billion at June 30, 2014. We repurchased approximately 19 million of our outstanding ordinary shares and paid $370 million in dividends during the second quarter of 2014. There were 515 million common shares outstanding as of June 30th.

CONFERENCE CALL

LyondellBasell will host a conference call July 25 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. For international numbers, go to www.lyondellbasell.com/teleconference, for a complete listing of toll-free numbers by country. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET July 25 until Aug. 25 at 11 p.m. ET. The replay dial-in numbers are 800-839-1171 (U.S.) and +1 203-369-3030 (international). The pass code for each is 3675.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to certain “non-GAAP” financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the

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underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Stanley Sehested +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,244	$3,251	$3,315	$3,279	$13,089	$3,357	$3,462	$6,819
Olefins & Polyolefins - Europe, Asia, International	3,800	3,708	3,594	3,583	14,685	3,778	4,069	7,847
Intermediates & Derivatives	2,282	2,217	2,452	2,521	9,472	2,429	2,706	5,135
Refining	2,468	3,077	3,177	2,976	11,698	2,756	3,250	6,006
Technology	134	132	124	142	532	136	144	280
Other	(1,259)	(1,282)	(1,510)	(1,363)	(5,414)	(1,321)	(1,514)	(2,835)

Continuing Operations	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$23,252

Operating income (loss):
Olefins & Polyolefins - Americas	$821	$872	$759	$801	$3,253	$656	$898	$1,554
Olefins & Polyolefins - Europe, Asia, International	93	189	78	17	377	225	190	415
Intermediates & Derivatives	323	285	371	321	1,300	316	375	691
Refining	(17)	(16)	(37)	92	22	86	95	181
Technology	50	39	35	33	157	60	56	116
Other	(3)	(5)	1	—	(7)	(3)	(1)	(4)

Continuing Operations	$1,267	$1,364	$1,207	$1,264	$5,102	$1,340	$1,613	$2,953

Depreciation and amortization:
Olefins & Polyolefins - Americas	$75	$69	$73	$76	$293	$73	$74	$147
Olefins & Polyolefins - Europe, Asia, International	77	76	78	56	287	70	67	137
Intermediates & Derivatives	48	50	50	56	204	55	56	111
Refining	36	37	45	42	160	42	42	84
Technology	17	20	16	22	75	16	15	31
Other	—	2	—	—	2	—	—	—

Continuing Operations	$253	$254	$262	$252	$1,021	$256	$254	$510

EBITDA: (a)
Olefins & Polyolefins - Americas	$898	$951	$841	$883	$3,573	$736	$978	$1,714
Olefins & Polyolefins - Europe, Asia, International	225	295	204	115	839	356	319	675
Intermediates & Derivatives	373	338	427	354	1,492	375	430	805
Refining	20	20	8	134	182	129	137	266
Technology	66	59	52	55	232	76	71	147
Other	3	(11)	(1)	2	(7)	(4)	6	2

Continuing Operations	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$3,609

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$122	$122	$218	$183	$645	$231	$306	$537
Olefins & Polyolefins - Europe, Asia, International	63	46	44	76	229	33	27	60
Intermediates & Derivatives	106	141	119	77	443	45	52	97
Refining	93	67	36	13	209	32	20	52
Technology	7	6	7	10	30	2	6	8
Other	—	5	(1)	1	5	—	4	4

Total	391	387	423	360	1,561	343	415	758
Deferred charges included above	—	—	—	—	—	—	—	—

Continuing Operations	$391	$387	$423	$360	$1,561	$343	$415	$758

(a)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945	$1,178	$2,123
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	1	(4)	(1)	(2)	(3)
(Income) loss from discontinued operations, net of tax	6	(4)	3	2	7	(1)	(3)	(4)

Income from continuing operations	906	923	854	1,177	3,860	943	1,173	2,116
Provision for income taxes	357	410	339	30	1,136	383	425	808
Depreciation and amortization	253	254	262	252	1,021	256	254	510
Interest expense, net	69	65	76	84	294	86	89	175

EBITDA	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$3,609

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Table 9 - Selected Segment Operating Information

	2013					2014
	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,337	2,412	2,111	2,156	9,016	1,979	1,721	3,700
Propylene produced	624	529	652	646	2,451	611	648	1,259
Polyethylene sold	1,396	1,389	1,378	1,409	5,572	1,406	1,451	2,857
Polypropylene sold	565	637	669	642	2,513	614	632	1,246
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.43	94.17	105.80	97.60	98.06	98.61	102.99	100.84
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	113.86	104.64	109.94	101.12	107.31	104.36	105.55	104.97
Natural gas (USD per million BTUs)	3.45	4.22	3.68	3.70	3.78	5.01	4.74	4.87
U.S. weighted average cost of ethylene production (cents/pound)	13.8	15.7	16.6	18.6	16.2	20.0	17.1	18.6
U.S. ethylene (cents/pound)	48.0	46.3	45.8	46.5	46.7	48.3	47.2	47.8
U.S. polyethylene [high density] (cents/pound)	66.7	68.7	71.7	75.0	70.5	76.3	77.0	76.7
U.S. propylene (cents/pound)	75.0	63.3	68.3	68.2	68.7	73.3	69.7	71.5
U.S. polypropylene [homopolymer] (cents/pound)	88.0	76.2	82.3	82.2	82.2	88.3	84.7	86.5

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	912	991	984	930	3,817	989	1,024	2,013
Propylene produced	577	610	597	568	2,352	582	617	1,199
Polyethylene sold	1,206	1,314	1,212	1,167	4,899	1,275	1,363	2,638
Polypropylene sold	1,657	1,821	1,612	1,531	6,621	1,509	1,707	3,216
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	36.2	29.3	34.9	38.5	34.7	32.9	34.3	33.6
Western Europe ethylene	58.6	54.4	55.0	55.1	55.8	54.7	52.8	53.8
Western Europe polyethylene [high density]	61.2	56.8	57.9	57.1	58.2	56.1	54.8	55.5
Western Europe propylene	50.6	47.9	49.6	49.9	49.5	51.3	52.2	51.7
Western Europe polypropylene [homopolymer]	59.1	56.1	58.1	58.2	57.9	59.9	61.3	60.6

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	683	665	665	729	2,742	772	781	1,553
Ethylene oxide and derivatives	260	277	294	346	1,177	262	319	581
Styrene monomer	703	589	756	832	2,880	683	870	1,553
Acetyls	431	470	506	510	1,917	683	592	1,275
TBA Intermediates	434	357	425	442	1,658	416	391	807
Volumes (million gallons)
MTBE/ETBE	185	235	241	222	883	188	266	454
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	104.9	88.4	86.8	37.8	79.1	63.4	90.7	76.8

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	173	265	250	239	232	247	257	252
Benchmark Market Margins
Light crude oil - 2-1-1	11.53	14.63	12.63	12.67	12.89	13.18	17.29	15.27
Light crude oil - Maya differential	11.17	6.95	10.59	11.65	10.05	15.08	9.72	12.41

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices.

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Table 10 - Unaudited Income Statement Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Sales and other operating revenues	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$23,252
Cost of sales	9,153	9,496	9,690	9,601	37,940	9,577	10,255	19,832
Selling, general and administrative expenses	213	208	220	229	870	186	215	401
Research and development expenses	36	35	35	44	150	32	34	66

Operating income	1,267	1,364	1,207	1,264	5,102	1,340	1,613	2,953
Income from equity investments	59	43	61	40	203	61	68	129
Interest expense, net	(69)	(65)	(76)	(84)	(294)	(86)	(89)	(175)
Other income (expense), net	6	(8)	1	(13)	(14)	11	6	17
Reorganization items	—	(1)	—	—	(1)	—	—	—

Income from continuing operations before income taxes	1,263	1,333	1,193	1,207	4,996	1,326	1,598	2,924
Provision for income taxes	357	410	339	30	1,136	383	425	808

Income from continuing operations	906	923	854	1,177	3,860	943	1,173	2,116
Income (loss) from discontinued operations, net of tax	(6)	4	(3)	(2)	(7)	1	3	4

Net income	900	927	851	1,175	3,853	944	1,176	2,120
Net (income) loss attributable to non-controlling interests	1	2	2	(1)	4	1	2	3

Net income attributable to the Company shareholders	$901	$929	$853	$1,174	$3,857	$945	$1,178	$2,123

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2013					2014
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Pretax charges (benefits):
Impairments	$—	$—	$—	$10	$10	$—	$—	$—
Insurance settlement	—	—	—	(25)	(25)	—	—	—
Settlement of environmental indemnification agreement	—	—	—	—	—	(52)	—	(52)
Loss on sale of investment	—	—	—	16	16	—	—	—

Total pretax charges (benefits)	—	—	—	1	1	(52)	—	(52)
Provision for income tax related to these items	—	—	—	4	4	—	—	—

After-tax effect of net charges (benefits)	$—	$—	$—	$5	$5	$(52)	$—	$(52)

Effect on diluted earnings per share	$—	$—	$—	$—	$—	$0.09	$—	$0.09

LyondellBasell Industries	14
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Table 12 - Unaudited Cash Flow Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	YTD
Net cash provided by operating activities	$799	$1,246	$1,116	$1,674	$4,835	$801	$1,797	$2,598
Net cash used in investing activities	(408)	(389)	(438)	(367)	(1,602)	(2,011)	(246)	(2,257)
Net cash provided by (used in) financing activities	(234)	(508)	452	(1,299)	(1,589)	(550)	(2,217)	(2,767)

LyondellBasell Industries	15
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Table 13 - Unaudited Balance Sheet Information

	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,
(Millions of U.S. dollars)	2013	2013	2013	2013	2014	2014
Cash and cash equivalents	$2,879	$3,233	$4,414	$4,450	$2,702	$2,030
Restricted cash	6	2	4	10	3	2
Short-term investments	—	—	—	—	1,402	1,299
Accounts receivable, net	3,878	4,023	4,041	4,030	4,141	4,264
Inventories	5,270	5,197	5,382	5,279	5,589	5,326
Prepaid expenses and other current assets	622	577	784	830	1,156	784

Total current assets	12,655	13,032	14,625	14,599	14,993	13,705
Property, plant and equipment, net	7,779	7,979	8,223	8,457	8,556	8,740
Investments and long-term receivables:
Investment in PO joint ventures	401	409	423	421	424	418
Equity investments	1,607	1,622	1,615	1,629	1,693	1,702
Other investments and long-term receivables	421	231	164	64	62	58
Goodwill	582	588	598	605	605	602
Intangible assets, net	999	966	934	904	870	838
Other assets	233	221	229	619	624	593

Total assets	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656

Current maturities of long-term debt	$1	$1	$1	$1	$3	$3
Short-term debt	115	114	114	58	58	55
Accounts payable	3,217	3,324	3,241	3,572	3,642	3,690
Accrued liabilities	1,217	1,047	1,528	1,299	1,477	1,310
Deferred income taxes	557	550	494	580	540	570

Total current liabilities	5,107	5,036	5,378	5,510	5,720	5,628
Long-term debt	4,307	4,306	5,774	5,776	6,766	6,766
Other liabilities	2,306	2,325	2,278	1,839	1,838	1,851
Deferred income taxes	1,277	1,312	1,472	1,659	1,677	1,623
Stockholders’ equity	11,641	12,032	11,874	12,478	11,791	10,753
Non-controlling interests	39	37	35	36	35	35

Total liabilities and stockholders’ equity	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656

LyondellBasell Industries	16
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